UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

Filed by the Registrant [X]	Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission (as permitted by Rule 14A-6(e)(2))

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Rule 14A-11(c) or Rule 14A-12

COMARCO, INC.

(Name of Registrant as Specified In Its Charter)

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COMARCO, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held June [___], 2019

To the Shareholders of Comarco, Inc.:

A Special Meeting of the Shareholders (“Special Meeting”) of Comarco, Inc., a California corporation (the “Company”, “we,” “us” or “our”), will be held on June [___], 2019 at 10:00 a.m., local time, at the Company’s corporate offices, which are located at 28202 Cabot Road, Suite 300, Laguna Niguel, California, 92677, for the purpose of approving the voluntary winding up and dissolution of the Company pursuant to a Plan of Liquidation in the form of Exhibit A to the accompanying proxy statement (collectively, the “Proposal”).

Only holders of record of the Company’s common stock at the close of business on April [___], 2019 are entitled to notice of and to vote at the Special Meeting.

This meeting is particularly significant in that shareholders holding shares representing 50% or more of the voting power is required to approve the Company’s voluntary dissolution and liquidation under California law.

Each shareholder is cordially invited to attend and vote in person at the Special Meeting. HOWEVER, TO ASSURE REPRESENTATION AT THE SPECIAL MEETING, SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXY AS SOON AS POSSIBLE BY INTERNET, TELEPHONE OR MAIL AS DESCRIBED IN THE PROXY STATEMENT AND PROXY CARD ACCOMPANYING THIS NOTICE. Shareholders who attend the Special Meeting may still vote in person, even if they have previously voted by proxy.

OUR BOARD OF DIRECTORS RECOMMENDS: A VOTE “FOR” THE PROPOSAL.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Thomas W. Lanni
Thomas W. Lanni,
President and Secretary

Laguna Niguel, California

April [___], 2019

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COMARCO, INC.

28202 Cabot Road, Suite 300

Laguna Niguel, CA 92677

(949) 599-7400

PROXY STATEMENT

For the Special Meeting of Shareholders

To Be Held

June [___], 2019

GENERAL INFORMATION

The Board of Directors (the “Board”) of Comarco, Inc., a California corporation (the “Company”, “Comarco”, “we,” “us” or “our”), is soliciting proxies to be voted at the Special Meeting of Shareholders (the “Special Meeting”) to be held on June [___], 2019 at 10:00 a.m., local time, or any postponement(s) or adjournment(s) thereof, at the Company’s corporate offices, which are located at 28202 Cabot Road, Laguna Niguel, CA 92677, for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders. Shareholders may obtain directions to the Special Meeting by writing to the Company at its corporate offices or by calling (949) 599-7460. This proxy statement and the accompanying form of proxy card are first being mailed to shareholders on or about April [___], 2019.

A shareholder giving a proxy has the power to revoke it at any time before it is exercised by (1) filing with the Secretary of the Company an instrument in writing revoking the proxy, (2) filing with the Secretary of the Company a duly executed proxy bearing a later date, (3) voting again on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to 1:00 a.m. Eastern Standard Time on [__________], June [___], 2019 will be counted) or (4) attending the Special Meeting and voting the shares in person. In the absence of such revocation, all shares represented by a properly executed proxy received in time for the Special Meeting will be voted as specified therein. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted “FOR” the approval of the voluntary dissolution and liquidation of the Company and in the discretion of the proxy holders as to any other matters that may properly come before the Special Meeting or any postponement or adjournment thereof.

The cost of preparing, assembling, printing and mailing the proxy materials and the cost of soliciting proxies will be borne by the Company. The Company may make arrangements with various brokerage houses or other nominees to send proxy materials to the beneficial owners of stock and may reimburse them for their reasonable expenses in connection therewith.

The Company’s officers, employees and directors may supplement the original solicitation of proxies personally or by telephone, facsimile, email, mail or other means of communication. We will pay no additional compensation to such persons for any of these activities. Additionally, the Company may engage a proxy solicitation firm to assist in the solicitation of proxies personally or by telephone, facsimile, email, mail or other means of communication, although it has no present plans to do so. If the Company engages a proxy solicitation firm to assist in the solicitation of proxies, the Company estimates that the fees paid to such firm would not exceed $5,000 plus out-of-pocket expenses.

If a shareholder shares an address with another shareholder, each shareholder may not receive a separate copy of our proxy materials and most other mailings, unless we have received contrary instructions from one or more of the shareholders at such address. Shareholders who do not receive a separate copy of our proxy materials and who would like to receive a separate copy in their name may receive a separate copy by calling (949) 599-7460 or by writing to Comarco, Inc., 28202 Cabot Road, Suite 300, Laguna Niguel, CA 92677, Attn: Corporate Secretary. Upon your written or oral request, we will promptly deliver you a separate copy of the proxy materials other materials. Shareholders who share an address and receive multiple copies of the proxy materials and other materials can also request to receive only one copy, or any shareholder may request additional copies, by following the instructions above. The request to eliminate duplicate copies of mailings to a household must be made by each person in the household entitled to receive the materials.

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This proxy statement and the accompanying notice of Special Meeting are available online at [___________]. Information contained on our website is not part of the proxy soliciting material.

Attendance at the Special Meeting is limited to shareholders and holders of valid proxies. You may be asked to present a valid form of government-issued personal identification such as a driver’s license or passport. Cameras and other recording devices will not be permitted at the Special Meeting. If your shares are held in street name and you would like to attend the Special Meeting, you should ask the broker, bank, trust or other nominee which holds the shares to provide you with evidence of your share ownership, which will enable you to gain admission to the Special Meeting.

VOTING RIGHTS

The Company’s only outstanding class of voting securities is its common stock. Only shareholders of record at the close of business on April [___], 2019 will be entitled to vote at the Special Meeting. On April [___], 2019, there were [_______] shares of common stock outstanding. The holders of record of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting, present in person or by proxy, will constitute a quorum for the transaction of business. Each share is entitled to one vote.

We encourage you to vote promptly. You may vote in one of the following ways:

By Internet. If you are a holder of record, you can vote your proxy over the Internet. The enclosed proxy card indicates the website you may access for Internet voting. You will be able to confirm that the system has properly recorded your votes. You may incur costs such as Internet access charges if you vote by Internet. If you vote by Internet, you do not need to return your proxy card.

By Telephone. If you are a holder of record and are located in the U.S. or Canada, you can vote your proxy by calling the toll-free telephone number on the proxy card. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card.

By Mail. If you are a holder of record and are located in the U.S., you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you are located outside the U.S., you should add the necessary postage to the enclosed envelope to assure delivery. In order to ensure that your vote is received on or prior to the date of the Special Meeting, we recommend that your proxy card be returned to us by overnight mail.

At the Special Meeting. The way you vote your shares of common stock now will not limit your right to change your vote at the Special Meeting if you attend in person. If you attend the Special Meeting, we will give you a ballot when you arrive. However, if you hold shares through a broker, bank or other nominee, you must provide a legal proxy from such broker, bank or nominee evidencing your authority to vote shares that the institution or other nominee held for your account at the close of business on April [___], 2019. You must contact your broker, bank or other nominee directly in advance of the Special Meeting to obtain a legal proxy.

Whether or not you attend the Special Meeting, if your shares of common stock are held by a broker, bank or other nominee in “street name,” then you must obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct the broker to vote your shares.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization cannot vote on your behalf on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” The approval of the voluntary winding up and dissolution of the Company pursuant to the Plan of Liquidation is considered a “non-routine” matter under applicable rules. Therefore, a broker or other nominee cannot vote your shares with respect to that matter without instructions from you on how to vote your shares. In order to minimize the number of broker non-votes, the Company urges you to provide voting instructions to the organization that holds your shares.

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Abstentions and broker non-votes will be counted for purposes of determining the existence of a quorum at the Special Meeting.

An affirmative vote of the holders of a majority of shares of the Company’s outstanding common stock is required to approve the voluntary dissolution and liquidation of the Company. Abstentions and broker non-votes have the effect of a vote against this proposal.

PROPOSAL

Approval of Voluntary Dissolution Pursuant to the Plan of Liquidation

Introduction

The Company’s shareholders are being asked to approve the voluntary winding up and dissolution of the Company pursuant to the Plan of Liquidation (the “Proposal”). If approved, the Company will be liquidated pursuant to the Plan of Liquidation in the form of Exhibit A. The Board has unanimously approved the voluntary winding up and dissolution of the Company, the Plan of Liquidation, and the submission of the Proposal to the Company’s shareholders for approval.

If the Company’s shareholders approve the Proposal, the Board will cause written notice of the commencement of the proceeding for voluntary winding up to be given by mail to all shareholders (except no notice need be given to the shareholders who voted in favor of winding up and dissolving the Company) and to all known creditors and claimants whose addresses appear on the records of the Company, and the proper officers of the Company shall wind up, settle and close the affairs of the Company and pay or adequately provide for all of its known debts and liabilities.

The Company will thereafter make liquidating distributions to its shareholders in accordance with the preferences and priorities set forth in the Company’s Articles of Incorporation. Pursuant to the Amended and Restated Certificate of Determination of Preferences of Series A Contingent Convertible Preferred Stock (the “Series A Certificate of Determination”), which are part of the Company’s Articles of Incorporation, in the event of a liquidation, dissolution, or winding up of the Company, holders of the Company’s Series A Contingent Convertible Preferred Stock (“Series A Preferred Stock”) are entitled to receive, in preference to any amounts payable on account of the Company’s Common Stock, an amount per share equal to the Series A Preferred Stock purchase price of $0.10 per share ($700,000 in the aggregate), together with an amount equal to all accumulated and unpaid dividends attributable to the Series A Preferred Stock (the “Series A Liquidation Preference”). Based on the activities described under the heading “Background and Board Considerations” below, the Board anticipates that it is highly likely that the liquidation value of the Company’s assets will be less than the amount of the Series A Liquidation Preference. Therefore, if the Proposal is approved, the Board expects that all liquidating distributions by the Company will be made to holders of Series A Preferred Stock in partial satisfaction of the Series A Liquidation Preference. In turn, the Board does not believe that any cash or other assets of any kind will be available as a liquidating distribution to holders of the Company’s Common Stock.

Once the Company has been completely wound up, the Board shall cause a Certificate of Election to Wind Up and Dissolve and a Certificate of Dissolution to be filed with the Secretary of State of the State of California, upon which the Company’s existence will cease.

Background and Board Considerations

The Company was incorporated in California in 1960. In recent years, the Company’s business has primarily been operated through the Company’s wholly-owned subsidiary, Comarco Wireless Technologies, Inc. (“CWT”), which was incorporated in the state of Delaware in September 1993. Through the third quarter of the fiscal year ended January 31, 2014, we developed and designed technologies and intellectual property that was used in power adapters to power and charge battery powered devices such as laptop computers, tablets, smart phones and readers. On August 19, 2013, Lenovo Information Products Co., Ltd. (“Lenovo”), our only remaining material customer at the time, informed us that it intended to cease offering our Constellation product, the power adapter we designed and developed for Lenovo. Sales of the Constellation product to Lenovo accounted for materially all of our revenue for the fiscal years ended January 31, 2014 and 2013. With the loss of the Lenovo business, we anticipated generating de minimus revenue in future periods from the development, design, distribution or sale of any products, and effectively suspended traditional operations. Instead, we focused primarily on potentially realizing value from our ongoing litigation as well as exploring opportunities to expand, protect, and monetize our patent portfolio, including through the potential sale or licensing of our patent portfolio. We are a party to licensing arrangements with two companies, Kensington and Targus, that provide a de minimus amount of revenue on a prospective basis.

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In August 2013, we initiated a process to hire an investment bank to explore the potential sale or licensing of our patent portfolio. The banker that was hired conducted a process to contact potential acquirers of either the Company or our intellectual property (“Potential Transaction Party” or “Potential Transaction Parties”). Numerous parties were contacted by the investment bank. During 2014, the Company conducted extensive discussions with Potential Transaction Party #1. The discussions ultimately did not yield a viable offer. The Company also engaged in discussions with Potential Transaction Party #2. The discussions did not lead to any viable offer. No other viable offers were obtained.

On February 3, 2015, we filed a lawsuit (Case No. 8:15-cv-00145) for patent infringement against Apple, Inc. (“Apple”) in the United States District Court for the Central District of California. Our complaint alleged that Apple products sold in the United States utilizing the Apple Lightning® power supply adapter system, including most iPad®, iPhone®, and iPod® products, infringed our patented intellectual property.

In September 2015, Apple filed a petition with the Patent Trial and Appeal Board (the “PTAB”) of the United States Patent and Trademark Office requesting inter partes review (“IPR”) of our U.S. Patent No. 8,492,933 B2 (the “933 Patent”).

On February 22, 2017, the PTAB issued its finding, ruling that Apple had shown, by a preponderance of the evidence, that the claims made by us under the 933 Patent are unpatentable under United States law (the “PTAB Decision”).

On July 24, 2017, we submitted our appeal brief to the United States Court of Appeals for the Federal Circuit (the “Federal Appeals Court”), disputing the findings of the PTAB Decision. We anticipated that the multi-step appeal process would take several months to complete and believed that it was in the best interests of our shareholders for the Company to see this appeal process through to completion. While we had reduced expenses considerably over the past months, quarters, and years, and fulltime headcount had been reduced solely to the inventor responsible for the Company’s patents, additional capital was required to complete the appeal process.

Therefore, on September 11, 2017 we entered into subscription agreements with our two largest existing shareholders at the time, Broadwood Partners, L.P. (“Broadwood”) and Elkhorn Partners Limited Partnership (“Elkhorn”), pursuant to which Broadwood and Elkhorn subscribed for and purchased 5,000,000 shares and 2,000,000 shares, respectively, of the Company’s Series A Contingent Convertible Preferred Stock (“Series A Preferred Stock”) at a purchase price of $0.10 per share, resulting in gross proceeds to the Company of $700,000. The Series A Preferred Stock accrues a dividend of 5% per annum. In the event of a liquidation, deemed liquidation, dissolution, or winding up of the Company, holders of the Series A Preferred Stock will be entitled to receive, in preference to any amounts payable on account of the Company’s Common Stock, an amount per share equal to the Series A Preferred Stock purchase price of $0.10 per share ($700,000 in the aggregate), together with an amount equal to all accumulated and unpaid dividends attributable to the Series A Preferred Stock (referred to above as the Series A Liquidation Preference).

On January 10, 2018, in order to conserve capital, the Company reduced the annual base salary for the Company’s President and Chief Executive Officer, Thomas W. Lanni, to $8,167 per month effective February 1, 2018.

On April 10, 2018, the Federal Appeals Court, to whom we had appealed the PTAB Decision, rendered its decision on April 6, 2018, which affirmed the finding of the PTAB. While we disagreed with this finding, the Court’s decision effectively ended our litigation against Apple as it related to the 933 Patent.

On April 16, 2018, in order to conserve capital, the Company further reduced the total compensation for Mr. Lanni to $7,000 per month effective May 2, 2018.

On April 23, 2018, the Company announced that it had initiated an expansion of its ongoing efforts to maximize the value of the Company’s assets for its shareholders. The options being pursued included the following: (1) obtaining additional financing to pursue additional patent infringement lawsuits against companies selling products that we believe infringe on our patented intellectual property, (2) potentially merging the Company with another entity, and/or (3) the potential monetization/sale of some or all of the Company’s non-cash assets.

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On April 23, 2018, the Company developed a list of Potential Transaction Parties that might be sources of capital and potential acquirers of either the Company or its intellectual property. The list included two parties with whom the Company had in-depth dialogue previously, eight parties with whom the Company had some dialogue previously, two parties with whom the Company had licensing arrangements, six companies with whom the Company had engaged in litigation, nine parties that provide litigation finance, and two investment banks. The Company then engaged in a process of contacting Potential Transaction Parties.

On April 24, 2018, the Company began discussions with Potential Transaction Party #3. The discussions did not result in a viable offer.

On April 25, 2018, the Company began discussions with Potential Transaction Party #4. Both parties agreed that it was worth continuing to pursue a potential transaction.

On April 26, 2018, the Company discussed possible transactions with Potential Transaction Party #1, rekindling discussions from 2014.

On April 30, 2018, the Company discussed a possible transaction with Potential Transaction Party #5. Both parties agreed that a potential transaction was worth exploring, but subsequent discussions did not result in a viable offer.

On April 30, 2018, the Company continued its discussion with Potential Transaction Party #1. Upon conclusion of the discussion, it became clear that Potential Transaction Party #1 did not have the resources or wherewithal to enter into a transaction with the Company. As a result, the discussions with Potential Transaction Party #1 ceased.

On or about April 30, 2018, the Company engaged in discussions with the investment bank retained in 2014 regarding the sale of the Company or the sale or licensing of its intellectual property to Potential Transaction Parties. The investment bank contacted a targeted list of Potential Transaction Parties that the bank had developed. The efforts of the investment bank did not result in any viable offers.

On May 9, 2018, the Company continued discussions with Potential Transaction Party #4. Both parties agreed that it was worth continuing to pursue a potential transaction.

On May 21, 2018, the Company received an initial indication of interest from Potential Transaction Party #4, subject to due diligence.

On May 22, 2018, the Company announced Mr. Lanni had informed the Company’s Board of Directors that he had accepted a position at another company beginning on June 4, 2018. Mr. Lanni’s new employer is a private company that does not compete with the Company. To assist the Company in its continued effort to reduce expenses and to seek to maximize the value of the Company’s assets, Mr. Lanni became the Company’s interim CEO beginning on June 4, 2018, receiving total compensation of $3,000 per month effective July 1, 2018. In the meantime, the Company continued to pursue initiatives to maximize the value of the Company’s assets, up to and including the sale of certain or all of the Company’s non-cash assets, the sale of the Company, and/or leveraging the value of our established corporate structure by merging with another entity.

On or about June 7, 2018, the Company had discussions with Potential Transaction Party #6. Both parties agreed that it was worth continuing discussions about potentially pursuing a potential transaction. The discussions did not result in a viable offer.

On June 18, 2018, the Company continued discussions with Potential Transaction Party #4. Both parties agreed that it was worth continuing to pursue a potential transaction.

On September 17, 2018, the Company continued discussions with Potential Transaction Party #4. Both parties agreed that it was worth continuing discussions about potentially pursuing a potential transaction. However, the terms of the initial indication of interest were revised lower.

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On September 20, 2018, the Company continued discussions with Potential Transaction Party #4. Both parties agreed that it was worth continuing discussions about potentially pursuing a potential transaction.

On October 26, 2018, the Company began discussions with Potential Transaction Party #7. Both parties agreed that it was worth continuing discussions about potentially pursuing a potential transaction.

On November 14, 2018, the Company continued discussions with Potential Transaction Party #7.

On or about November 14, 2018, Potential Transaction Party #7 provided an initial indication of interest, subject to due diligence, that was deemed superior to the revised indication of interest from Potential Transaction Party #4.

On November 26, 2018, the Company continued discussions with Potential Transaction Party #7.

On December 14, 2018, the Company continued discussions with Potential Transaction Party #7. At the conclusion of the discussion, it became apparent that Potential Transaction Party #7’s interest in a potential transaction had clearly waned.

On January 29, 2019, the Company contacted Potential Transaction Party #7 again to see if there was interest in a possible transaction. Potential Transaction Party #7 indicated possible interest.

On February 17, 2018, the Company was contacted by Potential Transaction Party #7 about reengaging on a possible transaction.

On February 20, 2019, the Company received a second term sheet from Potential Transaction Party #7. The Company sought to clarify certain aspects of the term sheet.

On February 22, 2019, the Company concluded that discussions with Potential Transaction Party #7 had ended. After discussions with Potential Transaction Party #7 died out, the Board of Directors of the Company decided to continue discussions with Potential Transaction Party #4 to pursue a term sheet (with appropriate contingencies).

On March 1, 2019, the Board of Directors of the Company unanimously elected to begin the process of winding down the Company and to seek shareholder approval for the same because there was only one viable option for acquiring the intellectual property of the Company for immaterial consideration.

Description of the Plan of Liquidation

Effective Date of the Plan; Liquidation Period.

The Plan of Liquidation will become effective upon its approval by the holders of a majority of the Company’s outstanding shares of Common Stock, which is the Company’s only outstanding class of voting securities. Pursuant to the Plan of Liquidation, the Company shall take all actions to wind up, settle and close the affairs of the Company and complete the liquidation and dissolution as soon a reasonably possible after the effective date of the Plan of Liquidation (the “Liquidation Period”).

Liabilities; Liquidating Distributions.

During the Liquidation Period, the Company shall transfer to its shareholders all of the assets and property of whatsoever kind or character of the Company in such form as the proper officers may determine, less assets reasonably retained to meet claims, in complete cancellation and redemption of the outstanding stock of the Company and in complete liquidation of the Company. Liquidating distributions to shareholders shall be made in accordance with the preferences and priorities set forth in the Company’s Articles of Incorporation in such amounts, upon such dates, and in such manner as the Board of the Company may determine, and each such distribution shall be one of a series of distributions in complete liquidation of the Company.

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Pursuant to the Series A Certificate of Determination, in the event of a liquidation, dissolution, or winding up of the Company, holders of the Company’s Series A Preferred Stock are entitled to receive the Series A Liquidation Preference in preference to any amounts payable on account of the Company’s Common Stock. Based on the activities described under the heading “Background and Board Considerations” above, the Board anticipates that it is highly likely that the liquidation value of the Company’s assets will be less than the amount of the Series A Liquidation Preference. Therefore, if the Proposal is approved, the Board expects that all liquidating distributions by the Company will be made to holders of Series A Preferred Stock in partial satisfaction of the Series A Liquidation Preference. In turn, the Board does not believe that any cash or other assets of any kind will be available as a liquidating distribution to holders of the Company’s Common Stock.

Winding Up of Company Business

Upon the shareholder approval of the Proposal, the Company shall cease to carry on business except to the extent necessary for the beneficial winding up thereof and except as to preserve the Company’s goodwill or going-concern value. The Board shall continue to act as a board and shall have the powers to wind up and settle its affairs, both before and after the filing of the Certificate of Dissolution.

General Income Tax Consequences

The following discussion summarizes certain U.S. federal income tax consequences of the Plan of Liquidation that may be relevant to the holders of Company stock. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations issued under the Code, law, judicial decisions, and administrative pronouncements, all of which are subject to different interpretation or change. Any change may be applied retroactively and may adversely affect the federal income tax consequences described herein. This discussion only applies to shareholders who hold their shares of Company stock as capital assets and only addresses distributions of cash proceeds as part of the Plan of Liquidation. This discussion does not address all of the tax consequences that may be relevant to particular shareholders in light of their particular circumstances (such as shareholders subject to the alternative minimum tax, the Medicare contribution tax or back-up withholding or shareholders owning multiple blocks of Company stock) or that are subject to special treatment under U.S. federal income tax laws (including, without limitation, financial institutions, partnerships, disregarded entities or other flow-through entities, mutual funds, tax-exempt organizations, trusts, estates, retirement plans, regulated investment companies, shareholders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar, grantor trusts, insurance companies, traders or dealers in securities or foreign currencies, persons (including traders in securities) using a mark-to-market method of accounting, persons holding the Company stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, any person who is not a “United States person” within the meaning of the Code, former U.S. citizens or long-term residents subject to taxation as expatriates under Section 877 of the Code, or persons who acquire Company stock in connection with employment or other performance of services). This summary does not discuss the effect of other U.S. federal tax laws (such as estate and gift tax laws), and does not discuss any state, local, or foreign tax laws or tax treaties.

We have not sought and will not seek a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any matters discussed in this section, and we cannot assure you that the IRS will not take a different position concerning the tax consequences of the Plan of Liquidation, or that any such position would not be sustained.

Company shareholders should consult their own tax advisors with regard to the application of the tax consequences discussed herein and the application of any other U.S. federal, state, local and foreign tax laws and tax treaties including gift and estate tax laws.

The transactions completed pursuant to the Plan of Liquidation are to result in the “complete liquidation” of the Company within the meaning of Sections 331 and 336 of the Code and the Treasury regulations promulgated thereunder. In general, as part of a “complete liquidation,” shareholders compute gain or loss by subtracting their adjusted basis of the stock from the amount realized (i.e., the net proceeds received in the liquidation) and report any difference as capital gain or loss. Such capital gain or loss will generally be long-term capital gain or loss if a Company shareholder’s holding period in respect of the stock is more than one year. Net long-term capital gains, recognized by a Company shareholder who is an individual, are currently subject to either a zero percent (0%), fifteen percent (15%) or twenty percent (20%) rate depending on the individual’s income. The long-term capital gains of Company shareholders that are corporations and the short-term capital gains of both corporate and non-corporate Company shareholders are taxed at the same rates as their ordinary income. The deductibility of capital losses of corporate and non-corporate Company shareholders are subject to limitations. Generally, in a complete liquidation, a shareholder recognizes gain after all basis is recovered but any resulting loss may not be recognized until the shareholder receives the final liquidating distribution.

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The Company will, within thirty (30) days after the effective date of the Plan of Liquidation, file a United States Internal Revenue Service Form 966 pursuant to Section 6043 of the Code and such additional forms and reports with the Internal Revenue Service as may be necessary or appropriate in connection with the Plan of Liquidation and the carrying out thereof. Further, to the extent required by IRS rules, the Company will provide any shareholder receiving property pursuant to the Plan of Liquidation an IRS Form 1099-DIV.

Each holder of Company stock should consult with their own tax advisor to determine whether the shareholder needs to include a statement described in Treasury regulation Section 1.331-1(d)(2) with its federal income tax return for years ending prior to the completion of the complete liquidation.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, COMPANY SHAREHOLDERS ARE HEREBY NOTIFIED THAT: (1) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS CONSENT SOLICITATION STATEMENT OR ANY ATTACHED EXHIBIT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY SHAREHOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER U.S. FEDERAL TAX LAW; (2) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE PLAN OF LIQUIDATION; AND (3) COMPANY SHAREHOLDERS SHOULD SEEK ADVICE FROM AN INDEPENDENT TAX ADVISOR.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE

VOLUNTARY DISSOLUTION OF THE COMPANY

PURSUANT TO THE PLAN OF LIQUIDATION

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of the Company’s common stock as of April [___], 2019 by:

●	each member of the Board;

●	the Company’s executive officer named in the “Summary Compensation Table” included in the “Executive Compensation” section of this proxy statement (the “named executive officer”);

●	all of the Company’s directors, director nominees and the named executive officer as a group; and

●	each person or entity known to the Company that beneficially owns more than 5 percent of the Company’s common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated below, the address of each beneficial owner is c/o Comarco, Inc., 28202 Cabot Road, Suite 300, Laguna Niguel, California, 92677. Unless otherwise indicated below, the Company believes that each of the persons listed in the table (subject to applicable community property laws) has the sole power to vote and to dispose of the shares listed opposite the shareholder’s name.

The percentages of common stock beneficially owned are based on [14,614,165] shares of the Company’s common stock outstanding at April [___], 2019.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Wayne G. Cadwallader	287,500	(1)	2.0%
Thomas W. Lanni	2,089,106	(1)	14.3%
Richard T. LeBuhn	319,801	(1)	2.2%
Michael R. Levin	244,099	(1)	1.7%
Louis E. Silverman	425,000	(1)	2.9%
All Directors, Director Nominees and the Named Executive Officer as a group (5 persons)	3,365,506	(1)	23.1%
Broadwood Partners, L.P. Broadwood Capital, Inc. Neal Bradsher 724 Fifth Avenue, 9th Floor New York, New York 10019	2,365,500	(2)	13.9%
Elkhorn Partners Limited Partnership 222 Skyline Drive Elkhorn, NE 68022	6,795,872	(3)	46.5%
Norfield Capital, LLC Paul Borowiec 47 Lois Street Norwalk, CT 06851	1,507,947	(4)	10.3%

*	Indicates less than 1 percent of the outstanding shares of common stock.

(1)	Includes shares of common stock that the person has the right to acquire within 60 days of April [___], 2019. For Messrs. Cadwallader, Lanni, LeBuhn, Levin and Silverman, 145,000, 260,000, 145,000, 145,000 and 350,000 shares of common stock listed in this column, respectively, include shares which may be acquired through the exercise of stock options. For all current directors and executive officers as a group, the shares of common stock indicated in this column include an aggregate of 1,045,000 shares of common stock that may be acquired through the exercise of stock options.
(2)	Based on a Schedule 13D (Amendment No. 13) filed with the SEC on September 18, 2018 by Broadwood Partners, L.P. (“Broadwood Partners”), Broadwood Capital, Inc. (“Broadwood Capital”), the general partner of Broadwood Partners, and Neal C. Bradsher, the President of Broadwood Capital. Includes an aggregate of 2,350,000 shares of common stock that may be acquired through the exercise of common stock purchase warrants that Broadwood Partners has the right to exercise within 60 days of April [___], 2019 and over which Broadwood Partners, Broadwood Capital and Mr. Bradsher share voting power and dispositive power. Also includes 15,500 shares of common stock over which Mr. Bradsher has sole voting power and dispositive power. Broadwood Partners, Broadwood Capital and Mr. Bradsher each specifically disclaims beneficial ownership in the common stock except to the extent of its or his respective pecuniary interest therein.
(3)	Based on a Schedule 13D (Amendment No. 9) filed with the SEC on September 13, 2018 by Elkhorn Partners Limited Partnership (“Elkhorn Partners”). Elkhorn Partners has sole voting power and dispositive power over 6,795,872 shares of common stock.
(4)	Based on a Schedule 13G filed with the SEC on April 27, 2015 by Norfield Capital LLC (“Norfield”) and Pawel Borowiec, Norfield and Mr. Borowiec have shared voting power and Norfield has sole dispositive power over 1,432,947 shares and Mr. Borowiec has sole voting power and dispositive power over an additional 75,000 shares. Mr. Borowiec is the managing member of Norfield.

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The Board does not know of any matter to be acted upon at the meeting other than those described herein. If other matters properly come before the meeting, the holders of the proxies will vote on such matters in accordance with their judgment.

IN ORDER TO AVOID ADDED EXPENSE OR ADDITIONAL SOLICITATION OF PROXIES, YOU ARE URGED TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE BY INTERNET, TELEPHONE OR MAIL PURSUANT TO THE INSTRUCTIONS DESCRIBED IN THE ENCLOSED PROXY CARD.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Thomas W. Lanni
Thomas W. Lanni,
President and Secretary

Laguna Niguel, California

April [___], 2019

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EXHIBIT A

COMARCO, INC.,

a California corporation

PLAN OF LIQUIDATION

1. This Plan of Liquidation (this “Plan”) sets forth the terms upon which all of the assets of COMARCO, INC., a California corporation (the “Corporation”), of every kind and character shall be transferred in kind or liquidated and the proceeds applied towards the satisfaction of all known debts and liabilities of the Corporation, to the extent such assets permit satisfaction of such debts and liabilities. Any remaining assets shall then be transferred to the shareholders of this Corporation in complete liquidation of this Corporation and in complete cancellation of all issued and outstanding stock of this Corporation. Transfers to the shareholders of this Corporation shall be made in accordance with the rights, preferences and privileges set forth in the Corporation’s articles of incorporation.

2. The effective date of this Plan shall be the date upon which the shareholders elected to voluntarily wind up and dissolve the Corporation.

3. In furtherance of this Plan, the directors and officers of this Corporation shall be authorized to wind up, settle and close the affairs of this Corporation and to pay or adequately provide for all of its known debts and liabilities.

4. As soon as reasonably practical, this Corporation shall transfer to its shareholders all of the assets and property of whatsoever kind or character of this Corporation in such form as the proper officers may determine, less assets reasonably retained to meet claims, in complete cancellation and redemption of the outstanding stock of this Corporation and in complete liquidation of this Corporation. Liquidating distributions shall be made in such amounts, upon such dates, and in such manner as the Board of Directors of this Corporation may determine, and each such distribution shall be one of a series of distributions in complete liquidation of this Corporation. Liquidating distributions shall be made in accordance with the rights, preferences and privileges set forth in the Corporation’s articles of incorporation.

5. The directors and officers of this Corporation shall be authorized to execute and file with public officials all certificates and other documents required by law to be so filed in connection with carrying out this Plan and the dissolution of this Corporation and the termination of its corporate existence.